Stan J.H. Lee, CPA ( a member firm of DMHD Hamilton Clark & Co.) 2182 Lemoine Avenue Suite 200 Fort Lee, NJ 07024	Tel) 760-612-1269 Fax) 815-846-7550 e-mail) stanL@dmhdxcpa.com

To the Board of Directors
and Management of
Millennium Capital Venture Holdings Inc.
1530 9th Avenue S.E.
Calgary, Alberta. T2G OT7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use of my report dated January 30, 2002 relating to the independent auditor's reports and audited financial statements of Millennium Capital Venture Holdings Inc. as of December 31, 2000 and 2001 and for the period beginning June 2, 2000 ( Inception) to December 31, 2001 as appears in such Form SB-2 in the Company's filings with the U.S. Securities and Exchange Commission.

/s/ Stan J.H. Lee, CPA/s/
________________________
Stan J.H. Lee, CPA

Fort Lee, New Jersey
Jan 23, 2004